Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-214040 on Form S-8 of our reports dated March 14, 2019, relating to the consolidated financial statements and financial statement schedules of Camping World Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of its internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Camping World Holdings, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 14, 2019